Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of September 16, 2025 by and between Macquarie Infrastructure Fund, L.P., a Delaware limited partnership (the “Partnership”), and Macquarie Wealth Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Partnership desires that the Adviser originate and recommend investment opportunities to the Partnership, monitor and evaluate investments made by the Partnership (the “Investments”) as requested by MIF GP, LLC (the “General Partner”), and the Adviser desires to render such services to the Partnership in consideration of a management fee and other compensation as hereinafter specified; and

WHEREAS, the engagement of the Adviser by the Partnership is authorized by the Second Amended and Restated Limited Partnership Agreement of the Partnership (as amended and/or restated from time to time, the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Defined Terms.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Director Fee” shall have the meaning specified in Section 3(c) hereof.

“Initial Closing” shall mean the first day on which the Partnership accepts a subscription for Units by persons that are not affiliates of the General Partner.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

“Other Fees” shall have the meaning specified in Section 3(c) hereof.

“Performance Participation Units” means, collectively, the Class D Units, Class I Units and Class S Units. Class E Units shall not be considered Performance Participation Units.

“Reduction Amount” shall have the meaning specified in Section 3(c) hereof.

“Units” shall mean each of Class D Units, Class E Units, Class I Units and Class S Units.

2. Provision of Services by the Adviser.

(a) The Adviser shall identify to the Partnership investment opportunities consistent with the purposes of the Partnership, acquire, monitor, evaluate and dispose of Investments and provide such other services related thereto as the Partnership may reasonably request.

(b) Services to be rendered by the Adviser in connection with the Partnership’s investment program shall include:

(i) analysis and investigation of potential Portfolio Entities, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in other funds or vehicles acquired in primary or secondary transactions;

(ii) analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii) structuring of acquisitions of Investments, including through any Intermediate Entity;

(iv) identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

(v) supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi) monitoring the performance of Portfolio Entities and, where appropriate, providing advice to the management of the Portfolio Entities during the life of an Investment;

(vii) arranging and coordinating the services of other personnel, whether part-time or full-time, and sub-advisers, attorneys, independent accountants, administrators, agents, consultants or such other persons as the Adviser may deem necessary or advisable;

(viii) providing the Partnership with such other services as the General Partner may, from time to time, appoint the Adviser to be responsible for and perform;

(ix) borrowing or raising monies;

(x) engaging in such other lawful investment transactions as the Adviser from time to time may determine;

(xi) interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Partnership’s activities;

(xii) evaluating and recommending to the General Partner hedging strategies and engaging in hedging activities on the Partnership’s behalf;

(xiii) assisting the Partnership in complying with all regulatory requirements applicable to the Partnership in respect of the Partnership’s business activities, including (1) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the 1934 Act or the Securities Act of 1933, as amended, or by any national securities exchange, and facilitating compliance with the Sarbanes-Oxley Act of 2002, the listing rules of any national securities exchange, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and (2) in the event that the Partnership is a commodity pool under the U.S. Commodity Exchange Act, as amended (the “CEA”), acting as the Partnership’s commodity pool operator for the period and on the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, the authority and responsibility to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the CEA (and the Partnership hereby appoints the Adviser to act in such capacity and the Adviser accepts such appointment and delegation and agrees to be responsible for such services); and

(xiv) doing such other acts as the Adviser may deem necessary, incidental, convenient or advisable in connection with the foregoing purposes.

(c) The General Partner hereby retains the Adviser to perform certain duties with respect to the Partnership, to the extent requested and determined by the General Partner to be necessary or appropriate and in each case subject to the supervision, direction, oversight and review of the General Partner, including, but not limited to, advising on the general and day-to-day operations of the Partnership and the acquisition and disposal of, and dealings with, Investments by or for the account of the Partnership including, but not limited to, those listed in Sections 2(a) and 2(b) hereof. The Adviser hereby accepts such retention and agrees to perform such duties in accordance with the provisions of the Partnership Agreement. Notwithstanding the retention of the Adviser, nothing herein or in the Partnership Agreement shall relieve the General Partner of any liability with respect to any duties performed by the Adviser hereunder or with respect to the failure of the Adviser to perform hereunder.

(d) The Adviser shall maintain or have at its availability a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. In addition to the services of its own staff, the Adviser shall arrange for and coordinate the services of other professionals and consultants to the extent it deems necessary. The Adviser may delegate all or part of its responsibilities under this Agreement to such Persons as it shall reasonably decide, provided, that the Adviser shall not delegate its right to make material decisions regarding the Partnership’s acquisition or disposition of Investments to any Person who is not an Affiliate of the Adviser and the General Partner without approval or ratification of the General Partner.

(e) The General Partner hereby constitutes and appoints the Adviser as the General Partner’s attorney-in-fact with full power and authority to act on behalf of the General Partner to the extent necessary to satisfy its obligations pursuant to this Agreement. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement.

3. Management Fee, Other Fees and Director Fees.

(a) Pursuant to Section 4.5(b) of the Partnership Agreement, the Partnership shall pay to the Adviser a management fee with respect to each Limited Partner (the “Management Fee”), calculated in the manner set forth below. The Partnership shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct, including any sub-adviser. Pursuant to, and as further described in, Section 4.5(k) of the Partnership Agreement, the Adviser may elect on an annual basis in advance of the applicable Taxable Year (as defined in the Partnership Agreement), in lieu of the Management Fee it would otherwise be entitled to pursuant to this Agreement and the Partnership Agreement, to receive the Management Allocation (as defined in the Partnership Agreement).

(b) The Management Fee shall be calculated and paid monthly by the Partnership in arrears with respect to each calendar month commencing with the Initial Closing in an amount equal to 1.25% per annum of the NAV of the Performance Participation Units, before giving effect to any accruals for the Management Fee, Administration Fee, the Distribution and/or Servicing Fee, the Performance Allocation, Unit repurchases for that month, any distributions and without taking into account certain taxes incurred (directly or indirectly) by the Partnership or an Intermediate Entity in which the Partnership participates. The Partnership, the Feeder and/or any such Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee for the Performance Participation Units based on its proportional interest in the Intermediate Entities. The Adviser may elect to receive the Management Fee in cash and/or Units. If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at NAV per Unit at the Adviser’s request pursuant to a separate repurchase arrangement and will be subject to the volume limitations of the Repurchase Program but not the Early Repurchase Deduction.

(c) Any fees (other than the Management Fee, the Distribution and/or Servicing Fee) earned by the Adviser and/or its Affiliates from or with respect to the Partnership’s investment activities and/or Portfolio Entity, including but not limited to (i) break-up fees or similar fees in connection with unconsummated transactions (which does not include amounts received with respect to group purchasing, healthcare brokerage, insurance and other similar services to the Portfolio Entities), closing fees, monitoring fees or other similar fees from portfolio companies in connection with the acquisition, ownership, control and exit of Portfolio Entities (“Other Fees”), (ii) cash and non-cash directors’ fees, including warrants, options, derivatives and other rights in respect of securities owned by the Partnership (“Director Fees”) and (iii) fees charged by affiliated service providers for the Partnership (or its Portfolio Entities or entities through which the Partnership makes acquisitions of Portfolio Entities) shall be paid directly to the Adviser or its Affiliates and the Partnership recognizes and consents that the Adviser and its Affiliates may receive such fees and the Management Fee shall not be affected thereby except as expressly set forth in the immediately succeeding two sentences of this Section 3(c); provided, that such fees and any Reduction Amount (as defined below) shall generally be allocated among the Partnership, the Feeder, any Parallel Funds, Intermediate Entities, other MAM Managed Entities, or other Persons pro rata as determined in the good faith discretion of the Adviser and its Affiliates. However, the Management Fee paid by the Partnership for the Performance Participation Units shall be reduced (but not below zero) by an amount (the “Reduction Amount”) equal to the sum of (i) 100% of the Partnership’s share of any Other Fees received by the Adviser or its Affiliates in such fiscal year, (ii) 100% of the Partnership’s share of all Director Fees received by the Adviser and its Affiliates in such fiscal year and (iii) any management fees paid or borne by the Partnership in connection with the Partnership’s investments in MAM Managed Entities, after giving effect to any fee rebates to which the Partnership is entitled each month or has received each month, directly or indirectly, by the Partnership from such MAM Managed Entity; provided, that the Reduction Amount shall be decreased by Fund Expenses and the Partnership’s share (pro rata with any parallel vehicles) of Broken Deal Expenses that the General Partner or its Affiliates had elected to bear. Further, the portion of fees related to consulting, management or other services from Portfolio Entities in excess of the cap set forth in the Partnership Agreement shall also be offset against the Management Fee. Except as set forth above, the Partnership will not receive (in the form of an offset against the Management Fee or otherwise) the benefit of fees or other compensation received by Macquarie in connection with the provision of services by Macquarie to the Partnership or third parties). In no event will Other Fees or Director Fees include any stock options or other compensation granted or paid by Portfolio Entities to employees of Macquarie who serve in a bona fide, non-director management capacity at any such Portfolio Entity.

(d) Such Other Fees shall be net of, to the extent not reimbursed or paid as provided herein, reasonable out-of-pocket expenses incurred by the Adviser or its Affiliates (and not otherwise reimbursed) in connection with the transaction out of which such fees arose. Subject to the foregoing, the Reduction Amounts in respect of fees received by the Adviser and its Affiliates in any month shall be based upon the aggregate of fees received by the Adviser and its Affiliates. The Reduction Amounts for each month shall be applied to reduce the Management Fee payable at the beginning of the immediately succeeding month (but not to an amount below zero).

(e) The Adviser and its Affiliates may receive fees of the type described in this Section 3 from companies other than the Portfolio Entities and their Affiliates and those involved in the Partnership’s unconsummated transactions, including in connection with a joint venture in which the Partnership participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of the Partnership and/or as otherwise described in the Confidential Memorandum. The Adviser and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with the Partnership or the Limited Partners.

(f) The Management Fee for the first calendar month and the last calendar month of the Partnership shall each be prorated for the number of days in such period.

4. Initial Expenses Support.

The Adviser shall advance all or a portion of the Partnership’s Organizational and Offering Expenses (as defined in the Confidential Memorandum) and all or a portion of the Fund Expenses (in addition to the Organizational and Offering Expenses) on the Partnership’s behalf pursuant to a separate expense limitation and reimbursement agreement between the Partnership and the Adviser.

5. Exculpation and Indemnification.

The parties hereto acknowledge that the Adviser and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Section 3.7 of the Partnership Agreement, which provisions are incorporated herein by reference and which shall apply to this Agreement mutatis mutandis.

6. Conflicts of Interest.

(a) Other Activities of the Adviser. The Adviser shall not be required to devote full time to the affairs of the Partnership, but shall devote such time as may be reasonably required to perform its obligations under this Agreement. The Adviser, its Affiliates or the shareholders, directors, officers, principals, trustees, partners, members, employees, managers and agents of any of them (each a “Related Party”) may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Limited Partner shall have any rights in or to such activities of any Related Party or any profits derived therefrom.

(b) Other Potential Conflicts of Interest. The Partnership acknowledges that there may be situations in which the interests of the Partnership may conflict with the interests of a Related Party. The Partnership agrees that such activities of a Related Party may be engaged in by such Person, and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty that might be owed by any such Person to the Partnership or to any Limited Partner.

(c) Liability of the Adviser and Other Covered Persons.

(i) General. The Adviser, its Affiliates, and each of the current and former shareholders, directors, officers, principals, trustees, partners, employees, members, managers and agents of any of the Adviser and its Affiliates, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and any Person who controls or is under common control, or otherwise is affiliated, with the Adviser’s executors, heirs, assigns, successors or other legal representatives (each, a “Covered Person”) shall not be liable to the Partnership or any Limited Partners for any act or omission, including any mistake of fact or error in the performance of such services to the Partnership, except for any such act or omission that constitutes a Cause Event. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Limited Partners, any Covered Person acting under this Agreement shall not be liable to the Partnership or any Limited Partners for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Limited Partners to replace such other duties and liabilities of such Covered Person.

(ii) Reliance. A Covered Person shall incur no liability in acting upon any signature or writing believed by such Covered Person to be genuine, may rely on a certificate signed by any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters. Each Covered Person may act directly or through such Covered Person’s agents or attorneys. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other Persons selected by such Covered Person, and shall not be liable for anything done, suffered or omitted upon the advice of any of such Persons, except to the extent that such selection or reliance constitutes a Cause Event. No Covered Person shall be liable to the Partnership or any Limited Partners for any error of judgment made by an agent, officer or employee of such Covered Person.

7. Indemnity.

(a) Indemnity. The Partnership shall indemnify Covered Persons against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees (collectively, “Losses”), incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been an Indemnified Party or the past or present performance of services to the Partnership by such indemnitee (collectively, “Proceedings”), except to the extent that such Losses (i) shall have been finally determined in a non-appealable decision on the merits in any such Proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or the Partnership Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such indemnitee’s office to which they may be or become subject by reason of their activities on behalf of the Partnership or otherwise relating to the Agreement; or (ii) are finally determined by a non-appealable judgment to have resulted from such indemnitee’s Cause Event.

(b) Expenses. Expenses incurred by a Covered Person in defense or settlement of any Proceeding that may be subject to a right of indemnification hereunder may be advanced by the Partnership to such Covered Person prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if a court of competent jurisdiction determines in a non-appealable judgment that the Covered Person was not entitled to be indemnified hereunder. All judgments against a Covered Person, in respect of which such Covered Person is entitled to indemnification, shall be satisfied from the Partnership’s assets, including Capital Contributions and any payments pursuant to Section 3.7 of the Partnership Agreement.

(c) Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Partnership, give written notice to the Partnership of the commencement of such Proceeding; provided, that the failure of any Covered Person to give such notice as provided herein shall not relieve the Partnership of its obligations under this Section 7. If any Proceeding is brought against a Covered Person (other than a derivative suit in right of the Partnership), the Partnership shall be entitled to participate therein and to assume the defense thereof to the extent that the Partnership may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Partnership to such Covered Person of the Partnership’s election to assume the defense of such Proceeding, the Partnership shall not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof using counsel in addition to the counsel designated by the Adviser. The Partnership shall not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the release of such Covered Person by the claimant or plaintiff from all liability in respect of such Proceeding.

(d) Survival of Protection. The provisions of this Section 7 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity based upon which such Covered Person became entitled to indemnification under this Section 7 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(e) Reserves. If the Adviser determines that it is appropriate or necessary to do so, the Adviser may direct the Partnership to establish reasonable reserves, escrow accounts or similar accounts to fund the Partnership’s obligations under this Section 7.

(f) Rights Cumulative, etc. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs and legal representatives. The rights of indemnification provided under this Section 7 shall not be construed so as to provide indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 7 to the fullest extent permitted by law.

8. Term.

The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 2.4 thereof. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon thirty (30) days’ notice to so terminate, (b) the bankruptcy of the Adviser and (c) the termination of the Partnership.

9. Miscellaneous.

(a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner.

(b) Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received access instructions by electronic mail, when posted, as follows:

For notices and communications to the Partnership:

Macquarie Infrastructure Fund, L.P.

660 Fifth Avenue, Level 15

New York, New York 10103
Attn: Principal Financial Officer

-and-

For notices and communications to the Adviser:

Macquarie Wealth Advisers, LLC
660 Fifth Avenue, Level 15
New York, New York 10103
Attn: General Counsel

By notice complying with the foregoing provisions of this Section 9(b), each party shall have the right to change the address for future notices and communications to such party.

(c) This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d) This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

(e) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Adviser acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(f) Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Adviser shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the board of directors of the limited liability company which is the Adviser so long as Macquarie and its Affiliates control such limited liability company; provided, further, that such limited liability company may be reconstituted from the limited liability company form to the limited partnership form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Macquarie and its Affiliates control such reconstituted entity; provided, further, that, for the avoidance of doubt, the Adviser may make a collateral assignment of all or any portion of its rights to receive Management Fees to secure indebtedness incurred by the Adviser and/or its Affiliates so long as the secured party shall not have any right to become the Adviser hereunder or exercise or perform any of the Adviser’s responsibilities hereunder (other than to enforce the rights of the Adviser with respect to the payment of the Management Fees).

(g) No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(h) Ownership of Books and Records. The Partnership acknowledges that all books and records established by it or on its behalf in connection with its provision of services hereunder are and shall at all times be the sole and exclusive property of the Adviser.

(i) Delivery of Information. The Partnership acknowledges that it has received Part 2 of the Adviser’s Form ADV not less than 48 hours prior to entering into this Agreement.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

MACQUARIE INFRASTRUCTURE FUND, L.P.

By:	MIF GP, LLC, its general partner

By:	/s/ Peter Bendall
	Name:	Peter Bendall
	Title:	Vice President

By:	/s/ John H. Kim
	Name:	John H. Kim
	Title:	Secretary

MACQUARIE WEALTH ADVISERS LLC

By:	/s/ Alex lee
	Name:	Alex Lee
	Title:	President

[Signature Page to Macquarie Infrastructure Fund, L.P. – Investment Advisory Agreement]